AMDL NAMES NEW CHIEF FINANCIAL OFFICER

TUSTIN, Calif., August 22, 2006. AMDL, Inc. (AMEX: ADL), developer and marketer of tests for the early detection of cancer and other serious diseases, announced today it has named Akio Ariura, CPA, as the Chief Financial Officer.

Mr. Ariura has served a number of both private and public companies with special projects in recent years, including Sarbanes-Oxley Compliance, U.S. Securities & Exchange Commission filings, and project management of mergers and acquisitions. Previously he was Vice President, Sunvest Industries, LLC, Lake Forest, California where he oversaw the review, development and implementation of yearly budgets and developed internal controls for its operating manufacturing entities.

Mr. Ariura also served as Chief Financial Officer for United States operations for Derlan Industries, Inc., Toronto, a Canadian manufacturer with subsidiaries in the U.S. He is a graduate of the University of Southern California with a B.S. in Business Administration.

“We are especially pleased that Akio is joining us, with his international experience, and believe that he will be instrumental in helping to ensure AMDL’s success in the Asian and other foreign markets,” said Gary Dreher, AMDL CEO.

About AMDL
AMDL, Inc. (Amex: ADL), headquartered in Tustin, California, is a theranostics company, involved in the detection and treatment of the same disease, cancer. AMDL is the inventor, developer and worldwide marketer through exclusive distribution agreements of the DR-70® non-invasive cancer blood test, which has demonstrated its ability to detect the presence in humans of up to 13 cancers 84 percent of the time overall. In a study published in the Journal of Immunoassay (1998, vol. 19, pp 63-72) DR-70® was shown to detect at least 13 different types of cancer (lung, breast, stomach, liver, colon, rectal, ovarian, esophageal, cervical, trophoblastic, thyroid, malignant lymphoma, pancreatic) although the sample size for 9 of the cancers was not statistically significant. Clinical trials of DR-70® have been conducted in Canada, China, Germany, Taiwan and Turkey. DR-70® can detect many kinds of cancer using a single tube of blood, eliminating the need for costly, multiple tests. AMDL also owns a combination immunogene therapy technology that is a possible treatment for those already diagnosed with cancer and could eventually be used as a vaccine to protect patients known to be at risk because of a family history for certain types of cancer. The combination therapy both builds the body’s immune system and destroys cancer cells. More information about AMDL and its additional products can be obtained at www.amdl.com.

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Forward-Looking Statements

Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company’s future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company’s partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.